PCS Edventures, Inc. 345 Bobwhite Ct. Suite 200 Boise, ID 83706 (800) 429-3110 • (208) 343-3110 http://www.edventures.com

PCS Announces New Director and Management Update

BOISE, Idaho – January 15, 2013 – PCS Edventures!.com, Inc., (PCSV) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced  the appointment of Murali Ranganathan to its Board of Directors as well as promoting Krystal Wright to the role of Controller.

Mr. Ranganathan, Senior Manager of Finance Strategy for Micron, is the financial lead for evaluating, negotiating, and conducting due diligence on Micron's M&A and venture investment opportunities.

A strategic planning and financial expert well versed in due diligence, Mr. Ranganathan will be assuming the role of Chairman of the Audit Committee for PCS Edventures, replacing long time Director Michael McMurray who resigned from the Board in November 2012.  Mr. Ranganathan has a long and impressive career in both engineering and finance, with a Masters in Industrial and Systems Engineering from Ohio State, and an MBA from the Booth School of Business at the University of Chicago.

Robert Grover, PCS Chairman and Chief Executive Officer, said, “The Board of Directors and I are pleased to add such a qualified and experienced candidate and look forward to Mr. Ranganathan becoming an active and contributing member of the board.”

Mr. Ranganathan said, “PCS is an extraordinary company with great potential, and I was personally drawn to the experiential learning focus of the company and the opportunities afforded both domestically and globally.  I look forward to the opportunity to work with the directors, management, and staff to help build shareholder value.”

Krystal Wright, acting Controller and Accounting Manager, was officially appointed to the role of Controller at the January 11, 2013, Board meeting.

“Ms. Wright has been with the Company since 2006 and has consistently performed above and beyond our expectations,” Grover said. “The Board and Management have complete confidence in her ability to maintain stable financial operations and to shepherd the process of accurate and timely public reporting.”

To learn more about PCS’s new and continuing initiatives, visit the PCS Investor News website. http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and

Math (STEM) and have been deployed at over 7,000 sites in all 50 United

States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

This press release contains forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act

of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact: Krystal Wright 1.800.429.3110 x115 kwright@pcsedu.com

Investor Contact: Robert Grover 1.800.429.3110 x119, rgrover@pcsedu.com

Investor Relations Web Site: www.pcsedu.com/news